EXHIBIT 3.27
FIRST AMENDMENT TO THE THIRD AMENDED
AND RESTATED PNK (BATON ROUGE) PARTNERSHIP AGREEMENT
          This First Amendment to the Third Amended and Restated PNK (Baton Rouge) Partnership Agreement (the “First Amendment”), dated effective as of the 25th day of June, 2010 (the “Effective Date”), is made by and between PNK Development 8, LLC, a Delaware limited liability company, the managing partner of the Partnership, and PNK Development 9, LLC, a Delaware limited liability company, a partner of the Partnership.
INTRODUCTION
     A. PNK (Baton Rouge) Partnership (the “Partnership”), is a Louisiana partnership.
     B. The partners desire to amend the Third Amended and Restated PNK (Baton Rouge) Partnership Agreement, dated as of March 24, 2008 (the “Restated Partnership Agreement”) in accordance with the terms of this First Amendment.
          NOW, THEREFORE, the Restated Partnership Agreement is hereby amended as follows.
     1. The last sentence of Section VII of the Restated Partnership Agreement is hereby deleted and the following is substituted in its place: “The managing partner shall represent and act for and on behalf of the Partnership in any matter or thing whatsoever, being hereby expressly authorized and empowered in its sole and unlimited discretion to conduct, manage and transact the business, affairs and concerns of the Partnership, whether in the ordinary course of business or other than in the ordinary course of business, including without limitation, (i) the acquisition, sale, lease and encumbrance of immovable and movable property of the Partnership; and (ii) the borrowing of money on behalf of the Partnership and/or the encumbrance of immovable and movable property of the Partnership in connection with such borrowings, and/or the guaranty of indebtedness and obligations of any partner or any other person or entity related to any partner and/or the encumbrance of immovable or movable property of the Partnership to secure any such guaranties, and to extend or modify any obligations of the Partnership.
     2. All actions consistent with the provisions of this First Amendment taken prior to the date hereof by the managing partner of the Partnership are hereby ratified, confirmed, authorized and approved.
     3. Except as otherwise expressly amended by this First Amendment, the Restated Partnership Agreement is hereby reaffirmed and shall remain in full force and effect.
          The partners execute this First Amendment effective as of the Effective Date stated above.

PNK Development 8, llc			PNK Development 9, llc,

By:	Pinnacle Entertainment, Inc., its sole member		By:	Pinnacle Entertainment, Inc., its sole member

	By:	/s/ John A. Godfrey		By:	/s/ John A. Godfrey
	Name:	John A. Godfrey		Name:	John A. Godfrey
	Title:	EVP, Gen Counsel & Secretary		Title:	EVP, Gen Counsel & Secretary